SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2018

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)

000-50646	61-1430858
(Commission File Number)	(IRS Employer Identification No.)

26462 CORPORATE AVENUE HAYWARD, CA	94545
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 576-4400

n/a
(Former Name or Former Address, if Changed Since Last Report)

  Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

On August 27, 2018 (the “Closing Date”), Ultra Clean Holdings, Inc. (“Ultra Clean”) completed the acquisition of Quantum Global Technologies, LLC (the “Company”) pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among Ultra Clean, Falcon Merger Subsidiary, LLC, a wholly-owned subsidiary of Ultra Clean (“Acquisition Subsidiary”), the Company and G-Squared Partners, LLC (“G-Squared”), solely in its capacity as the representative of the unitholders of the Company, whereby Acquisition Subsidiary merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Ultra Clean. The entry into the Merger Agreement was previously announced by Ultra Clean in its Current Report on Form 8-K filed on July 25, 2018 (the “Prior Form 8-K”).

Item 1.01	Entry Into a Material Definitive Agreement.

Credit Agreement

On the Closing Date, Ultra Clean entered into a credit agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Ultra Clean, as parent borrower, Barclays Bank PLC, as administrative agent and the several lenders from time to time party thereto.  The following description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

The Credit Agreement provides for a term loan B facility in an initial aggregate principal amount of $350.0 million (the “Term Loan Facility”), a revolving credit facility in an initial aggregate principal amount of $65.0 million (the “Revolving Credit Facility”), a letter of credit facility in the initial aggregate available amount of $50.0 million (as a sublimit of such Revolving Credit Facility) (the “L/C Facility”) and a swing line sub-facility in the aggregate available amount of $10.0 million (as a sublimit of the Revolving Credit Facility) (together with the Term Loan Facility, the Revolving Credit Facility and the L/C Facility, the “Senior Secured Credit Facility”). The Revolving Credit Facility is available for the five-year period beginning on the Closing Date. To the extent not previously paid, all then-outstanding amounts under the Revolving Credit Facility are due and payable on the maturity date of the Revolving Credit Facility, which is five years from the Closing Date.

On the Closing Date, Ultra Clean borrowed a total of $350.0 million under the Term Loan Facility which was used to finance the acquisition of the Company and, along with existing cash, repay the total outstanding amount under the Prior Facility (as defined below), as further described under Item 1.02 of this Current Report on Form 8-K, which description is incorporated by reference into this Item 1.01.

The Term Loan Facility must be repaid in equal quarterly installments on the last business day of each calendar quarter, beginning on December 31, 2018. To the extent not previously paid, all then-outstanding amounts under the Term Loan Facility are due and payable on the maturity date of the Term Loan Facility, which is seven years from the Closing Date.

The Credit Agreement includes customary representations, warranties, covenants and events of default.

Interest

       At the option of Ultra Clean, borrowings under the Term Loan Facility and under the Revolving Credit Facility (subject to certain limitations) bear interest at either a base rate (as determined pursuant to the Credit Agreement) or at the London Interbank Offered Rate (“LIBOR”) (with the LIBOR being adjusted for certain Eurocurrency reserve requirements, if any, as described in the Credit Agreement), plus the applicable margin as set forth therein from time to time, in each case based on Ultra Clean’s consolidated first lien net leverage ratio (as defined in the Credit Agreement) and on Ultra Clean’s corporate credit ratings and public corporate family rating after giving effect to the Acquisition, the Credit Agreement and the other transactions in connection therewith. All loans described above made on the Closing Date were initially base rate loans and were converted to LIBOR loans on August 28, 2018 with an initial interest period of one month.

Guarantors and Collateral

Ultra Clean has agreed to secure all of its obligations under the Credit Agreement by granting a first priority lien on substantially all of its assets (subject to certain exceptions and limitations), and each of Ultra Clean Technology Systems and Service, Inc. (“UCTSS”), American Integration Technologies LLC (“American Integration”), UCT Thermal Solutions, Inc., the Company and Quantum Global Technologies Holding Company, LLC (together with UCTSS, American Integration, UCT Thermal Solutions, Inc. and the Company, the “Loan Parties” or “Guarantors”) has agreed to guarantee the obligations of Ultra Clean and any subsidiary borrowers under the Credit Agreement and to secure the obligations thereunder by granting a first priority lien in substantially all of such Guarantor’s personal property assets (subject to certain exceptions and limitations), all pursuant to the terms of the Guarantee and Collateral Agreement, which is filed as Exhibit 10.2 and is incorporated by reference herein.

Covenants

 The Credit Agreement requires Ultra Clean to maintain a consolidated fixed charge coverage ratio (as defined in the Credit Agreement) of at least 1.25 to 1.00 and a consolidated total gross leverage ratio (as defined in the Credit Agreement) no greater than 3.75 to 1.00, in each case for any four consecutive fiscal quarter periods.

The Credit Agreement also includes other covenants, including negative covenants that, subject to certain exceptions, limit Ultra Clean’s and its restricted subsidiaries’ (as defined in the Credit Agreement) ability to, among other things: (i) incur additional debt, including guarantees; (ii) create liens upon any of their property; (iii) enter into any merger, consolidation or amalgamation, liquidate, wind up or dissolve, or dispose of all or substantially all of their property or business; (iv) dispose of assets; (v) pay subordinated debt; (vi) make certain investments; (vii) enter into swap agreements; (viii) engage in transactions with affiliates; (ix) engage in new lines of business; (x) modify certain material contractual obligations, organizational documents, accounting policies or fiscal year; or (xi) create or permit restrictions on the ability of any subsidiary of any Loan Party to pay dividends or make distributions to Ultra Clean or any of its subsidiaries.

Mandatory Prepayments

The Credit Agreement also contains customary provisions requiring the following mandatory prepayments (subject to certain exceptions and limitations): (i) annual prepayments with a percentage of excess cash flow (as defined in the Credit Agreement); (ii) 100% of the net cash proceeds from any non-ordinary course sale of assets and certain casualty or condemnation events; and (iii) 100% of the net cash proceeds of indebtedness not permitted to be incurred under the Credit Agreement.

The foregoing description is qualified in its entirety by reference to the full text of Exhibits 10.1 and 10.2 hereto.

This report shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Item 1.02	Termination of a Material Definitive Agreement.

On the Closing Date, using proceeds of the Term Loan Facility and existing cash, Ultra Clean repaid in full (i) all of its and its subsidiaries indebtedness and other obligations totaling $41,656,402.91 under that certain Credit Agreement (as amended from time to time through the Closing Date, the “Prior Credit Agreement”), dated as of February 2, 2015, among Ultra Clean, East West Bank and the other lenders party thereto from time to time (collectively, the “Prior Credit Agreement Lenders”), together with the loan documents referenced therein, including the Guarantee and Collateral Agreement in favor of East West Bank dated as of February 2, 2015 (the “Prior Guarantee”) and (ii) substantially all of the Company’s existing indebtedness for borrowed money and all obligations with respect thereto, including all of the Company’s and its subsidiaries’ indebtedness and other obligations totaling $9,946,568.85 under that certain Credit Agreement (the “2011 Credit Agreement”) dated as of April 4, 2011 among the Company, Quantum Global Technologies Holding Company, LLC, Univest Bank and Trust Co. and the other lenders party thereto from time to time (such lenders, together with the Prior Credit Agreement Lenders, the “Prior Lenders”) (such 2011 Credit Agreement, together with the Prior Credit Agreement and the Prior Guarantee, the “Prior Facility”). Concurrently with the repayment, all security interests and liens held by the Prior Lenders and securing the Prior Facility were terminated and released and the Prior Facility was terminated.

The Prior Credit Agreement was described in the Current Report on Form 8-K filed by Ultra Clean on February 6, 2015, and the Prior Credit Agreement and the Prior Guarantee were filed as Exhibits 10.1 and 10.2 thereto. Such description and Exhibits are incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth above under the heading “Introductory Note” of this Current Report on Form 8-K is incorporated herein by reference.

Pursuant to the terms and conditions of the Merger Agreement, Ultra Clean paid approximately $342 million in cash (the “Base Purchase Price”), which is subject to certain post-closing adjustments as provided in the Merger Agreement, and may pay up to $15 million in cash earn-out payments if the Company achieves certain specified revenue levels through December 27, 2019. Approximately $2.3 million of the Base Purchase Price was placed in escrow as security for post-closing adjustments to the purchase price. In addition, approximately $3.4 million of the Base Purchase Price was placed in escrow as security for the Company’s indemnification obligations during the escrow period.

Additional information and details of the Merger Agreement were previously disclosed in Item 1.01 of the Prior Form 8-K, which is incorporated by reference into this Item 2.01. The foregoing description of the Merger Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the Merger Agreement, a copy of which was included as Exhibit 2.1 to the Prior Form 8-K and which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On the Closing Date, Ultra Clean announced the closing of the Merger as described in Item 2.01 above. A copy of the press release announcing the closing of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed with respect to Item 2.01.

(b) Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date this report on Form 8-K must be filed with respect to Item 2.01.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 24, 2018, among Quantum Global Technologies, LLC, Ultra Clean Holdings, Inc., Falcon Merger Subsidiary, LLC and G-Squared Partners, LLC (as the representative of the unitholders of the Company).*
10.1	Credit Agreement, dated as of August 27, 2018, among Ultra Clean Holdings, Inc., Barclays Bank PLC, as administrative agent, and the lenders party thereto.

10.2	Guarantee and Collateral Agreement in favor of Barclays Bank PLC and the other Lenders party thereto, dated as of August 27, 2018, made by Ultra Clean Holdings, Inc. and the other Grantors referred to therein and from time to time party thereto.
99.1	Press Release of Ultra Clean Holdings, Inc., dated August 27, 2018, announcing the closing of the Merger.

* Incorporated by reference to Exhibit 2.1 filed with the registrant’s Current Report on Form 8-K, filed July 25, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	August 31, 2018	By:	/s/ James P. Scholhamer
Name: James P. Scholhamer
Title: Chief Executive Officer